Exhibit 10.9

This Exhibit 10.9 includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

Fourth Amendment to Letter of Agreement

This fourth Amendment (this “Amendment”), effective as of July 1, 2025 (the “Amendment Effective Date”), amends the Letter of Agreement (the “Agreement”) with an effective date of March 24, 2021 by and between Astrotech Technologies, Inc., and its subsidiaries, a Delaware corporation having its principal place of business at 2105 Donley Drive, Suite 100, Austin, Texas 78758, (“Customer”) and Sanmina Corporation and its subsidiaries, a Delaware corporation with its principal place of business at 2700 North First Street, San Jose, California 95134 (“Sanmina”) (individually a “Party” and together the “Parties”).

WHEREAS, the Parties entered into the Agreement effective March 24, 2021, Amendment No. 1 to extend the effective date of the Agreement effective September 22, 2021, Amendment No. 2 to extend the effective date of the Agreement effective December 24, 2022, and Amendment No. 3 to extend the Agreement effective October 12, 2022; and

WHEREAS, the Parties now desire to enter into the fourth Amendment to add further extend the Agreement and to add terms related to inventory management;

NOW, THERFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree the Agreement is amended as follows:

1.    The Parties agree that the Agreement shall be extended from December 24, 2023 to the Amendment Effective Date, and shall then automatically renew for one (1) year periods until terminated in accordance with Section 5 or replaced by a Manufacturing Services Agreement.

2.    In Section 1 of the Agreement the following sentence is deleted and of no further effect: “Sanmina agrees to store Components and Products under Customer’s Orders in accordance with item no. 5 of Exhibit A or as otherwise agreed to, until Customer provides instructions regarding delivery date or shipping schedule, the end-customer and shipping location, and any other transportation and shipping instructions.”

3.    Section 2 of the Agreement is hereby replaced with the following:

“Prices are in U.S. Dollars as initially set forth in Sanmina’s quotation for the board order dated April 29, 2025 (“Quote”) and attached herein as Exhibit A, and the quoted costs of Components on the bill of materials used in the pricing shall be reset quarterly. Prices for Orders are based on (i) the specification, (ii) the projected volumes and run rates and other assumptions set forth in Sanmina’s Quote, and (iii) shipment FCA Sanmina’s facility of manufacture (Incoterms 2020). Unless otherwise indicated, Prices specifically exclude (1) export licensing of the Product and payment of broker’s fees, duties, tariffs or other similar charges including tariffs on Components and (2) taxes (other than those based on the net income of Sanmina); and (3) setup, tooling or non-recurring expenses if required and incurred under this Agreement. Payment terms are net thirty (30) days after the date of the invoice, which shall not be issues prior to shipment of the Product. All Component cost variances shall be handled via a purchase price variance (“PPV”) process. For any purchase where the cost of a Component is greater than the cost quoted in the bill of materials used in the Price during the pricing period, and the variance is greater than [***] dollars ($[***]), Sanmina shall request approval for the PPV prior to making the purchase. At the end of each quarter, Sanmina shall provide a list to Customer of all favorable and unfavorable PPVs for that quarter, and Customer shall submit an Order for any amount of unfavorable balance owed when the favorable PPVs are netted with the unfavorable PPVs. If there is a favorable balance related to PPVs, such favorable balance shall be accounted for in the next quarterly review of the pricing.”

4.    The first sentence of Section 9 of the Agreement is hereby replaced with the following:

“This LOA and its attachments make up the entire agreement between the parties and supersede prior discussions, except for any related written agreement. Sanmina and Customer realize that certain information received by one party from the other pursuant to this LOA shall be confidential. “Confidential Information” shall mean any and all information disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether orally, visually, or in writing, that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, a reasonable person would understand to be confidential. This includes, but is not limited to, business plans, financial information, customer lists, vendor lists, know-how, costs, pricing, processes, methods of operation, technical data, and trade secrets.  It is therefore agreed that any Confidential Information received by one party from the other should shall not be disclosed by either party to any third party and shall not be used by either party for purposes other than those contemplated by this LOA. Any information exchanged by the parties under this LOA shall remain confidential for a period of [***] ([***]) years from the termination of this LOA, unless or until (a) said information shall become known to third parties not under any obligation of confidentiality to the Disclosing Party, or shall become publicly known through no fault of the Receiving Party, or (b) said information was already in the Receiving Party’s possession prior to the disclosure of said information to the Receiving Party, except in cases when the information has been covered by a preexisting confidentiality agreement, or (c) said information shall be subsequently disclosed to the Receiving Party, by a third party not under any obligation of confidentiality to the Disclosing Party, or (d) said information is approved for disclosure by prior written consent of the Disclosing Party, or (e) said information was independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information or (f) said information is required to be disclosed by court order or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party in attempting to limit such disclosure.”

5.    Section E of the material ordering policies referenced in Section 3 of the Agreement is hereby replaced with the following:

“E.	Excess and Obsolete Inventory.
(i)	Definitions:

a.    “Agreement” shall mean the LOA between CUSTOMER and SANMINA dated March 24, 2021, as amended.

b.    “Delivered Cost” shall mean SANMINA’s quoted cost of Components as stated on the bill of materials, plus a materials margin equal to [***] percent([***]%).

c.    “Parts at Astrotech” shall mean inventory that SANMINA agrees to purchase from CUSTOMER on an as-needed basis. For the avoidance of doubt, SANMINA shall have no obligation to invoke warranty remedies with vendors for such inventory in the case of defects in the inventory.

d.    “Excess Components” means the Components that SANMINA has on hand, which have been ordered, manufactured, or acquired based on CUSTOMER’s then-current Orders, including surplus quantities of Components resulting from minimum order quantities, tape and reel quantities and packaging quantities required by the vendor, but for which CUSTOMER has no demand in the ninety (90) day period following the end of each calendar quarter.

e.    “Obsolete Components” means: the quantity of Components that SANMINA has on hand, which have been ordered, manufactured, or acquired based on CUSTOMER’s then-current Orders, but which SANMINA no longer requires as a result of CUSTOMER’s announcement or notification that the Product into which such Component is incorporated has reached its end of life or a change in the specification for the Product into which the Component is incorporated as a result of an Engineering Change Notice or otherwise.

(ii)    On a quarterly basis, SANMINA shall advise CUSTOMER in writing of any Excess Components and their Delivered Cost (the “Excess List”). Notwithstanding the foregoing, SANMINA’s failure to timely provide the Excess List to CUSTOMER shall not affect CUSTOMER’s obligations hereunder. Within five (5) business days of receiving SANMINA’s Excess List, CUSTOMER shall advise SANMINA of any Component on the Excess List that it believes is not excess, and the parties shall work together in good faith to resolve any outstanding issues. CUSTOMER and SANMINA will agree on the Excess List on a part number-by-part number basis (hereafter the “Mutually Agreed Excess”) and shall enter into transactions as defined below to settle the Mutually Agreed Excess.

(iii)    CUSTOMER will pay SANMINA the amount equal to the Mutually Agreed Excess. SANMINA will credit these funds to the CUSTOMER’s “Offset Inventory Reserve Account” which has been established as a “contra-asset” to CUSTOMER’s obligations under this Section E.

(iv)    The parties shall use the processes set forth in Sections (i) through (iii) above at the end of each calendar quarter to determine the new Mutually Agreed Excess for the end of each subsequent calendar quarter. The parties will then compare the prior quarter’s Offset Inventory Reserve Account with the new Mutually Agreed Excess. If the new Mutually Agreed Excess is greater than the Offset Inventory Reserve Account, then CUSTOMER shall, within twenty (20) business days, pay the difference to SANMINA, who shall credit the funds to the Offset Reserve Account. If the new Mutually Agreed Excess is less than the Offset Inventory Reserve Account, then SANMINA shall, within twenty (20) business days, refund the difference to CUSTOMER.

(v)    Excess Components shall be kept in the Offset Inventory Reserve Account for a maximum period of twelve (12) months, at which time such Excess Components will be deemed to be Obsolete Components, and handled in accordance with Section (vi) below.

(vi)    Obsolete Components shall be purchased by CUSTOMER and shipped to CUSTOMER or scrapped at CUSTOMER’s option and expense, upon the determination that they are obsolete.”

6.    Exhibit A of the Agreement is hereby deleted and replaced with the Exhibit A referenced in this Amendment .

7.    All other provisions of the Agreement, amended, remain unchanged.

IN WITNESS THEREOF, the Parties hereto have executed this Amendment by a duly authorized officer or representative as of the Amendment Effective Date.

Customer		Sanmina

Signature	/s/ Thomas B. Pickens III	Signature	/s/ Sushil Dhiman

Name	Thomas B. Pickens III	Name	Sushil Dhiman

Title	CEO	Title	EVP Operation N.A.

Date	Jul 26, 2025	Date	July 25, 2025

Exhibit A

Quote

(attached)